Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	February 3, 2020
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837

RGC RESOURCES, INC. REPORTS
FIRST QUARTER EARNINGS

ROANOKE, Va. (February 3, 2020)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,006,936 or $0.49 per diluted share for the quarter ended December 31, 2019. This compares to consolidated earnings of $2,434,162 or $0.30 per diluted share for the quarter ended December 31, 2018. CEO John D’Orazio stated, “We continue to see earnings growth from improved utility margins associated with the Company’s non-gas rates, infrastructure replacement programs and customer growth as well as the investment in Mountain Valley Pipeline.”

Earnings for the twelve months ending December 31, 2019 were $10,271,186 or $1.27 per diluted share compared to $7,671,905 or $0.97 per diluted share for the twelve months ended December 31, 2018. D’Orazio attributed the significant increase in trailing twelve-month net income to improved utility margins associated with infrastructure replacement programs, implementation of the new non-gas rates, customer growth, and the investment in the MVP.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Net income for the three months ended December 31, 2019 is not indicative of the results to be expected for the fiscal year ending September 30, 2020 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.

Summary financial statements for the first quarter and twelve months are as follows:

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RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Revenues	$19,785,453	$21,216,747	$66,595,231	$67,995,432
Operating expenses	14,703,474	17,952,525	53,182,010	56,905,194
Operating income	5,081,979	3,264,222	13,413,221	11,090,238
Equity in earnings of MVP	1,094,086	563,049	3,551,385	1,352,769
Other income, net	157,643	125,886	383,639	356,253
Interest expense	1,085,185	816,782	3,886,954	2,665,702
Income before income taxes	5,248,523	3,136,375	13,461,291	10,133,558
Income tax expense	1,241,587	702,213	3,190,105	2,461,653
Net income	$4,006,936	$2,434,162	$10,271,186	$7,671,905
Net earnings per share of common stock:
Basic	$0.50	$0.30	$1.27	$0.98
Diluted	$0.49	$0.30	$1.27	$0.97
Cash dividends per common share	$0.1750	$0.1650	$0.6700	$0.6300
Weighted average number of common shares outstanding:
Basic	8,081,837	8,003,736	8,059,170	7,839,488
Diluted	8,113,785	8,051,997	8,094,616	7,886,296

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
Assets	2019	2018
Current assets	$21,239,364	$22,329,735
Total property, plant and equipment, net	185,391,008	170,032,053
Other assets	61,552,241	42,341,003
Total Assets	$268,182,613	$234,702,791
Liabilities and Stockholders’ Equity
Current liabilities	$17,503,920	$19,416,078
Long-term debt, net	113,772,779	89,119,411
Deferred credits and other liabilities	50,546,779	45,207,562
Total Liabilities	181,823,478	153,743,051
Stockholders’ Equity	86,359,135	80,959,740
Total Liabilities and Stockholders’ Equity	$268,182,613	$234,702,791